Exhibit 23.4

CONSENT OF ReFUEL Laboratory, National Renewable Energy Laboratory

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Solazyme, Inc., and any amendments thereto (the “Registration Statement”), of references to information contained in our Test Summary Report titled “Solazyme Algal Biodiesel Testing - Engine Testing” dated November 11, 2008, and any updates to such document[s]. We further consent to the inclusion of this consent as an exhibit to such Registration Statement and to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

By: /s/ Robert L. McCormick

Name:	Robert L. McCormick

Its:	Task Leader for Non-Petroleum Based Fuels

March 8, 2011